1. Name and Address of Reporting Person

       Kalov, Jerry
       2760 Edgewood Lane
       Riverwoods, Illinois 60015

2. Issuer Name and Ticker or Trading Symbol

       Cobra Electronics Corporation
       COBR

3. IRS or Social Security Number of Reporting Person (Voluntary)

       ###-##-####

4. Statement for Month/Year

       November 1997

5. If Amendment, Date of Original (Month/Year)

       Not Applicable

6. Relationship of Reporting Person to Issuer

       xxx Director
       xxx Officer (give title below)
               President and Chief Executive Officer
       xxx 10 percent owner
       ___ Other (specify below)

7. Individual or Joint Group Filing (check applicable line)

       xxx Form filed for One Reporting Person
       ___ Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1. Title of Security - Common Stock

2. Transaction Date  - November 3, 1997

3. Transaction Code  - F

4. Securities Acquired (A) or Disposed of (D)

        Amount     - 51,843 shares
        (A) or (D) - D
        Price      - $9.00

5. Amount of Securities Beneficially Owned at End of Month

        38,157 shares

6. Ownership Form: Direct (D) or Indirect (I) - D

7. Nature of Indirect Beneficial Ownership    - Not applicable

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1. Title of Security - Common Stock

2. Transaction Date  - November 3, 1997

3. Transaction Code  - M

4. Securities Acquired (A) or Disposed of (D)

        Amount     - 100,000 shares
        (A) or (D) - A
        Price      - $2.625

5. Amount of Securities Beneficially Owned at End of Month

        138,157 shares

6. Ownership Form: Direct (D) or Indirect (I) - D

7. Nature of Indirect Beneficial Ownership    - Not applicable

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1. Title of Security - Common Stock

2. Transaction Date  - November 3, 1997

3. Transaction Code  - M
                     - V

4. Securities Acquired (A) or Disposed of (D)

        Amount     - 70,986 shares
        (A) or (D) - A
        Price      - $2.875

5. Amount of Securities Beneficially Owned at End of Month

        209,143 shares

6. Ownership Form: Direct (D) or Indirect (I) - D

7. Nature of Indirect Beneficial Ownership    - Not applicable

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1. Title of Security - Common Stock

2. Transaction Date  - November 18, 1997

3. Transaction Code  - G
                     - V

4. Securities Acquired (A) or Disposed of (D)

        Amount     - 1,000 shares
        (A) or (D) - D

5. Amount of Securities Beneficially Owned at End of Month

        208,143 shares

6. Ownership Form: Direct (D) or Indirect (I) - D

7. Nature of Indirect Beneficial Ownership    - Not applicable

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Derivative Security - Employee Stock Option (Right to Buy)

2. Conversion or Exercise Price of Derivative Security - $2.875

3. Transaction Date - November 3, 1997

4. Transaction Code - M

5. Number of Derivative Securities Acquired (A) or Disposed of (D) - 70,986

6. Date Exercisable - April 15, 1994, April 15, 1995, April 15, 1996, and April 15, 1997.
   Expiration Date  - December 31, 1997

7. Title and Amount of Underlying Securities - 70,986 shares common stock

8. Not Applicable

9. Number of derivative securities beneficially owned at end of month - 0

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Derivative Security  - Employee Stock Option (Right to Buy)

2. Conversion or Exercise Price of Derivative Security - $2.625

3. Transaction Date - November 3, 1997

4. Transaction Code - M

5. Number of Derivative Securities Acquired (A) or Disposed of (D) - 100,000

6. Date Exercisable - May 10, 1994, May 10, 1995, May 10, 1996, and May 10,
   1997.
   Expiration Date  - May 9, 1998

7. Title and Amount of Underlying Securities - 100,000 shares common stock

8. Not Applicable

9. Number of derivative securities beneficially owned at end of month - 0

/s/    Jerry Kalov                     December 10, 1997
Signature of Reporting Person                Date